Granite Falls Energy LLC
Producing Renewable Energy for a Cleaner Environment!



## From the desk of Steve Christensen
Chief Executive Officer/General Manager

May 2014

For my part of this newsletter I thought I would address the Heron Lake BioEnergy acquisition.

As most of you know back in August of last year we acquired a majority interest in another plant located in Heron Lake, Minnesota.

**What size is the plant and who built the plant?**
The plant is a 60 million gallon per year facility built by Fagen/ ICM.
It is very similar in size and operation to Granite Falls and started in 2007. Both plants have similar staffs and the organizations are set up the same.
It was originally designed to run on coal but has been converted to natural gas.

**How is product shipped?** Both plants have rail loops Heron Lake has a double loop and is on the Union Pacific mainline. Both plants sell ethanol, DDGS and produce corn oil.

**How is the plant managed?** Currently, Granite Falls and Heron Lake BioEnergy share management - Stacie as CFO, Eric as Risk Manager, and myself, as CEO, serve the same roles for both companies.

**Is Granite Falls liable for Heron Lake's debt?** When the Board made the decision to purchase a majority equity interest in Heron Lake we wanted to be sure that we didn't put Granite Fall's excellent balance sheet at risk. Each plant owned by separate entities. Each plant is responsible for its own balance sheet and debt. Our focus, as management and owners of Heron Lake, is to pay off debt as fast as we can and focus on improving the Heron Lake balance sheet. Since purchasing the majority interest in Heron Lake, we have reduced the Heron Lake's bank debt over 20 million dollars and have reduced the interest rates paid to the bank substantially. We will continue to do this until we feel Heron Lake has a solid balance sheet that can withstand the ups and downs of the commodity business.

Both plants are running well and so far as you can see from the CFO report and our SEC filings we are having a profitable year at both plants year to date.

Looking forward to see what the second half of our fiscal year brings!!!!

Thanks, Steve

**Potential Changes to the RFS2**

One of the large unknowns right now in the ethanol industry is future of the RFS2, the volumetric mandate for renewable fuels that was part of the 2007 Energy Independence and Security Act. The debate centers around the fact that the RFS2 mandates in 2014 a higher % of the gasoline pool than E10, and the EPA has not fully approved higher gasoline blends than E10, which is what many will hear and read about being referred to as the 'blendwall'. In November 2013 the EPA released its proposal for 2014 renewable fuels standards, which essentially came in at the E10 blendwall. The EPA has not released its final ruling for the 2014 renewable fuels standard yet and is not expected to do so until late June or early July. Whether they hold at the proposed levels from November or not, it is likely that one or more groups file a suit against the EPA when it is released.

The question now, beyond what will the final ruling actually be, is what does the final ruling mean for our industry? The EPA didn't do itself any favors with how it has handled E15, which is the most tested fuel in history, and could have easily extended the blendwall and bailed out the EPA. Now it seems like the market will have to implement E15 despite the hurdles that the EPA put in front of the market by not approving it for pre-2001 cars. I'm confident that the market will overcome these challenges because E15 is a better and cheaper fuel. The other growing demand base for corn ethanol is the export market. The world energy markets value octane and ethanol is the cheapest octane out there. Since the 2006-2007 crop year (start of the RFS2) and through projected 2014-15 exports, the trend line growth for exports has been 100 million gallons



**Eric Baukol**
Risk Manager

Eric Baukol - Continued on page 2

Thank you to those of you who attended the 2014 annual meeting. Below are the consolidated income statements, distribution history and trade summary presented at the meeting. The financials tabled below, as well as the financial footnotes and additional GFE plant information, can be found in the SEC filings for each quarter, the annual 10K and required 8K filings; simply follow the "SEC Compliance" link on our website. I highly encourage each investor to read the SEC filings as they are posted. The 2nd fiscal quarter results will be posted on June 16th. Please call our office if you need any assistance in obtaining or understanding the reports. Please enjoy a safe spring planting season.



**Stacie Schuler**
Chief Financial Officer/Controller

### Consolidated/Condensed Statement of Operations

| | Fiscal Years Ended October 31, | | | |
|---|---|---|---|---|
| | 2013 | 2012 | 2011 | 2010 |
| Revenues | $ 224,100,934 | $ 175,162,043 | $ 156,521,489 | $ 95,289,452 |
| Cost of Goods Sold | 210,077,621 | 172,708,074 | 142,353,416 | 85,146,261 |
| Gross Profit (Loss) | 14,023,313 | 2,453,969 | 14,168,073 | 10,143,191 |
| Operating Expenses | 2,988,583 | 2,449,596 | 2,002,706 | 1,957,742 |
| Operating Income (Loss) | 11,034,730 | 4,373 | 12,165,367 | 8,185,449 |
| Other Income (Expense) | (475,957) | 156,234 | 126,489 | 176,863 |
| Net Income (Loss) | $ 10,558,773 | $ 160,607 | $ 12,291,856 | $ 8,362,312 |
| Non-Controlling Interest | $ 526,752 | $ - | $ - | $ - |
| Net Income Attributable to GFE | $ 10,032,021 | $ 160,607 | $ 12,291,856 | $ 8,362,312 |
| Net Income (Loss) Per Unit | $ 327.78 | $ 5.25 | $ 400.96 | $ 272.78 |

### Consolidated/Condensed Statement of Operations-3 mo.

| | Three Months Ended January 31, 2014 | Three Months Ended January 31, 2013 |
|---|---|---|
| | (Unaudited) | (Unaudited) |
| Revenues | $ 77,463,813 | $ 47,117,122 |
| Cost of Goods Sold | $ 63,043,355 | $ 46,284,978 |
| Gross Profit (Loss) | $ 14,420,458 | $ 832,144 |
| Operating Expenses | $ 1,295,501 | $ 562,695 |
| Operating Income (Loss) | $ 13,124,957 | $ 269,449 |
| Other Income (Expense), net | $ (219,880) | $ (48,022) |
| Net Income (Loss) | $ 12,905,077 | $ 221,427 |
| Non Controlling Interest | $ 2,350,130 | $ - |
| Net Income Attributable to GFE | $ 10,554,947 | $ 221,427 |
| Net Income (Loss) Per Unit | $ 344.87 | $ 7.23 |
| Distributions Per Unit | $ 180.00 | $ - |

**Granite Falls Energy, LLC – Membership Units**

**Trades & Transfers Summary - 5 Year Comparison**

| *(Calendar Quarters)* | | 2013 | 2012 | 2011 | 2010 | 2009 |
|---|---|---|---|---|---|---|
| Quarter 1 | high | $1,330 | $1,400 | $1,375 | $975 | $1,251 |
| | *low* | *$1,255* | *$1,390* | *$1,375* | *$850* | *$1,000* |
| Quarter 2 | high | $1,551 | $1,500 | $1,500 | $1,075 | $1,000 |
| | *low* | *$1,200* | *$1,405* | *$1,328* | *$1,000* | *$1,000* |
| Quarter 3 | high | $1,605 | $1,600 | $1,425 | $1,375 | $1,050 |
| | *low* | *$1,350* | *$1,475* | *$1,325* | *$1,211* | *$975* |
| Quarter 4 | high | $1,925 | $1,575 | $1,400 | $1,250 | $950 |
| | *low* | *$1,310* | *$1,525* | *$1,360* | *$1,200* | *$900* |

As a limited liability company, we are required to restrict the transfers of our membership units in order to preserve our partnership tax status. Our membership units may not be traded on any established securities market or readily traded on a secondary market (or the substantial equivalent thereof). All transfers are subject to a determination that the transfer will not cause Granite Falls to be deemed a publicly traded partnership.

**GFE Distribution History**

| Declared: | Per Unit |
|---|---|
| July 2006 | $ 320.96 |
| April 2007 | $ 100.00 |
| October 2007 | $ 200.00 |
| November 2009 | $ 150.00 |
| November 2010 | $ 300.00 |
| October 2011 | $ 300.00 |
| November 2013 | $ 180.00 |
| Total Distributions Paid-to-Date: | $ 1,550.96 |

The historical trade and transfer data is not necessarily indicative of future performance. The Unit Trade & Transfer data provided is for informational purposes only, and is not intended for trading purposes We caution you not to put undue reliance on any historical trade or transfer data, which speaks only as of the date of the trade or transfer. Granite Falls Energy, LLC does not assure that any particular transaction will occur as to any particular number of units or at any particular price.

---

**Eric Baukol - Continued from Front Page**

per year.

I wholeheartedly support the RFS2. I think that it has been an incredibly successful program that multiple studies have shown to be effective in making gasoline more affordable and has dramatically improved our air quality. That said if the EPA for whatever reason reduces the RFS2 mandate I am confident that the US ethanol industry will continue to prove itself in the domestic and global markets as the most affordable, safest source of octane available in the world.



**Robin Spaude**
Plant Manager

My greetings to all! It's late April and still a cool one at that. This past winter was long and harsh but your plant fared well through the snow storms and bitter cold. No unexpected breakdowns or electrical power outages due to the severe cold. We did incur more natural gas SOL's (supply overload limitation) and three "critical SOL's) due to a natural gas pipeline explosion south of Winnipeg, Canada and heavy gas demand in the deep southern part of the U.S. We even endured another snowstorm during our April outage a couple weeks ago. It was wetter and colder than a year ago; for the same time period.

It was good to see many of you again at this year's annual shareholder meeting. For those that could not be there I'll share with you my portion of the operations presentation.

**Major Projects Completed over the past 11 months:**

Cooling Tower 5th Cell addition- The startup of the 5th cell to our cooling tower in April 2013 and this past summer of running with 5 cells exceeded our expectations. Without this cell and running at current production rates we had to run our refrigerated chiller from late February to September to supplement the cooling capacity of our 4 cell cooling tower that also had a rental cooling cell attached to it. For the past summer we ran the chiller from late June to early September with 5 cells on the cooling tower; a significant savings in electricity consumption and peak demand reduction, greater heat load rejection over the 5 cells and a temperature range averaging 12.5 degrees F versus the manufacturer's guarantee of 10 degrees.

River Intake adjustment- Our river intake system modifications were finished in late October and put online the first week of November 2013. The modifications made are an adjustable, tandem screen concept having the same intake capacity as the original, single intake screen. The intakes sit lower in the channel by approximately 7 feet from the original intake elevation. These intake locations can be adjusted/extended further into the channel and lowered once more if future channel shifts warrant doing so. The intakes are gravity flow, low profile intake design that will perform in water depths as shallow as 1 foot. When the intakes were put into service the water elevation above the intakes last fall was 5.5 feet. The intakes endured the winter months with a 2- foot thick ice shelf over the intakes. We had no problems throughout the past winter months with this system. The next major test was ice-out conditions and what the ice floes would do as they skidded across the top of the intakes; again no problems. A natural granite rock outcropping approximately 150 feet upstream proved to be a blessing for us in deflecting ice floes back across the river channel and away from our intakes. We have the same amount of design redundancy/performance capacity with the modified intakes that we had with the original intake design under deeper water of 12-15 feet.

We continue to consume slightly less than 2.0 gallons of raw water per gallon of undenatured ethanol on the average. With the Minnesota Falls Dam removed and a lot of silt flushed out of the channel we have also noticed cleaner water coming into our water treatment clarifier during ice out conditions on the river; something we weren't expecting to see as compared to before with the original intake.

I have attached a few photos of the modified intake system and the resultant shoreline restoration completing this project.

Also, for those interested, Xcel Energy has a 2 ½ minute time lapse video of the Minnesota Falls dam removal. You can find this video on the internet on; You Tube, "Xcel Energy Minnesota Falls Dam Removal". I think you'll find it interesting to watch.

**Plant Operations and Maintenance:**

Your plant is now 8 ½ years old and we just completed our 18th scheduled maintenance shut down a couple weeks ago. There were no surprises encountered while dismantling and inspecting equipment this time but we are replacing more major components due to normal wear; components that are labor intensive to change out or require specialized contractors to perform the work. Some of the more major or critical examples were:

-We replaced more drags in the energy center and upgraded many of the components from carbon steel to stainless steel.

-We are required to perform internal storage tank inspections on the storage tanks in our tank farm before our 10th year anniversary. To cycle these tanks through inspection we had to start doing so now. 3 of 6 storage tanks got inspected and are good for another 10 years. No deterioration was noted. This inspection is a mandated MPCA and API (American Petroleum Institute) requirement. Our deadline for completion is December 31, 2015.

-Refractory in our dryer and thermal oxidizer and boiler needed more repair work; an every 6 month occurrence. We also modified our combustion chamber burner inlet screens to the new, burner manufacturer's design. This was done to reduce the difficult to get at inlet screen cleaning and has improved burner performance. This plant ran an average of 24,900 Btu's per gallon of undenatured ethanol in the wintertime, drying 99% of our distiller's grain. Since the change we are now at 24,000 Btu and it will get lower with warmer weather coming. The original plant performance guarantee was not to exceed 34,000 Btu's.

-Rebuilt critical steam control valves that affect evaporation and distillation. Valves were not malfunctioning but teardown and inspection revealed wear that would eventually give us problems.

-Added a de-superheat pump to our evaporator #4 that we are now bringing on-line to supplement cooling of this evaporator at our higher production rates.

Your plant came back on line smoothly and quickly despite the severe cold compared to a year ago. Our employees and contractors worked some long but safe days to get all tasks completed. In doing so, we were still able to meet our ethanol and distiller's grains shipping quotas (2 unit trains of each commodity and many trucks for each) to our customers for the month of April.

Have an enjoyable summer!
Robin W. Spaude, Plant Manager

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**Paul Enstad - Continued from Back Page**

decided to acquire a controlling interest in Heron Lake BioEnergy. Along with this investment we were able to secure a management agreement with Heron Lake BioEnergy.

This is the big news from 2013 and we are excited about the current and potential future earnings that Heron Lake can provide for the all Heron Lake investors, of which Granite Falls Energy is the majority owner. This venture fit in very nicely with the planning strategies that we identified several years ago. We gained the economies of scale that we needed as well as more efficiencies. The Heron Lake BioEnergy ethanol plant will be run very similarly to Granite Falls Energy. The plant is a few years newer than Granite Falls Energy.

Thank you for the confidence you have shown in your board's ability to make the right decisions. Remember, without your investment and support, the success of Granite Falls Energy would not be possible.

Paul Enstad, Chairman, Granite Falls Energy, LLC



**Paul Enstad**
Chairman of the Board of Governors

Happy Spring to all investors of Granite Falls Energy.

We had a good turnout for our annual meeting. It was good to see so many attend. It was good to recognize Dave Thompson as our retiring board member. Through the election process, two new board members joined the Board of Governors this year. They are Michael Lund and Bruce LaVigne. We welcome them to our Board. We will do our very best to continue to work hard for you, the owners. This newsletter will provide information including a re-cap for those of you unable to attend.

The recognition of the employees that work for Granite Falls Energy is an important part of our annual meeting. As they were introduced I have a great sense of pride for their workmanship and their ability to make the plant run smoothly and efficiently. There is never a question of the capabilities of the great team we have at Granite Falls Energy.

2013 was a successful year, with profits of just over $10 million. On December 19th, your Board declared a distribution to the members of just over $5.5 million. This amounts to $180.00 per unit. Since inception, Granite Falls Energy has distributed a little over $1,550 per unit. We have been operating for over 8 years. This was a year where we saw very high corn prices. During this time, the ethanol prices remained strong also. We also saw very good prices for the DDG's and the corn oil that we produce. Through good risk management, and very hard work by the staff, management and the employees, we were able to attain some respectable margins in the end. We also have a strong start to the New Year.

Operationally, Granite Falls Energy continues to run very well. By that I know that we are operating efficiently and when this is accomplished, profitability usually follows. Our railroad track addition has been beneficial. We have been able to get the cars in here very timely to continue running at full capacity. This is important as we have been hearing about potential rail car shortages. A lot of good coordination needs to take place between our company, our marketers and the Twin Cities and Western railroad to make this happen.

Our water needs are being taken care of by the permanent intake structures that were placed in the Minnesota River. I say structures, because we now have two intakes.

Many of you and especially the founding members remember that the company started off with plans to build a 20 million gallon per year plant. This brings us to the present day of producing over 60 million gallons per year. Very nice profits have been realized by the investors. Not too many plants operate as efficiently as Granite Falls Energy. We consider ourselves to be a low cost producer. Now going back to the summer of 2013 and a very important topic. We had known for some time that we probably needed to add some production to our company either through new construction or another form of ownership to grow the business. Earlier last year, when we became aware of an opportunity to pursue a venture with a plant very similar to Granite Falls Energy, we immediately started the due diligence process. After weighing all of the risk versus reward scenarios, it was not long before the opportunity became a reality and your board

**Paul Enstad - Continued on page 3**

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

15045 Hwy. 23 SE
Granite Falls, MN 56241
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